Exhibit 23.2

CONSENT	Attorneys at Law Alabama Florida Georgia Louisiana Mississippi South Carolina Tennessee Texas Washington, DC Phillip Buffington, Jr. Direct 601.292.0745 E-Fax: 601.944.9357 phil.buffington@arlaw.com

Cumberland Pharmaceuticals Inc.

2525 West End Avenue, Suite 950

Nashville, Tennessee 37203

Ladies and Gentlemen:

We consent to the use of our attached opinion as an exhibit to the registration statement and amendment number 1 and to the reference to our firm in the registration statement and accompanying prospectus that is made a part of the registration statement under the heading “Legal Matters.”

Very truly yours,

/s/ ADAMS AND REESE LLP
Adams and Reese LLP

1018 Highland Colony Parkway, Suite 800 1 Ridgeland, Mississippi 39157 1 601.353.3234 1

Fax 601.355.9708 www.adamsandreese.com